Exhibit (h)(41)

                            CONSENT TO ASSIGNMENT
                            ---------------------


     The undersigned consents to the Assignment attached hereto of the Fund Accounting Servicing Agreement dated as of March 23, 1988 between Firstar Funds, Inc. (formerly Elan Funds, Inc.) and Firstar Trust Company (formerly First Wisconsin Trust Company), as amended through the date hereof, on the express condition that (1) Assignor will remain liable for the performance of each and every one of its obligations under the Contract arising on or before the Effective Date; (2) this Consent to Assignment will not be deemed a consent to any subsequent assignment but rather any subsequent assignment will require the prior written consent of the undersigned pursuant to the terms of the Contract; and (3) Assignor will notify the undersigned of the actual Effective Date if such date occurs on a date other than October 1, 1998.



                              FIRSTAR FUNDS, INC.


                              By:  /s/ Steven R. Parish
                                   Name:  Steven R. Parish
                                   Title: President



                            ASSIGNMENT OF CONTRACT


     This ASSIGNMENT OF CONTRACT (the "Assignment") is dated as of the 1st day of October, 1998 by and between Firstar Trust Company (formerly, First Wisconsin Trust Company), a Wisconsin corporation ("Assignor"), and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company ("Assignee").

                            W I T N E S S E T H:
                            - - - - - - - - - -

     WHEREAS, Assignor is a party to the contract or contracts attached hereto as Exhibit A (the "Contract") and identified as follows:

          Fund Accounting Servicing Agreement by and among Firstar Funds, Inc. (formerly, Elan Funds) and Assignor dated March 21, 1998, as amended through the date hereof.

     WHEREAS, Assignor desires to transfer to Assignee all of Assignor's right, title and interest in the Contract.

     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

     1. Assignment of the Contract. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Contract.

     2. Assumption and Acceptance of the Contract. By acceptance of this Assignment, Assignee hereby assumes and agrees to perform all of the obligations and covenants of Assignor under the Contract from and after the date and year first written above or such other date as the parties may agree in writing (the "Effective Date").

     3. Consent. The effectiveness of this Assignment is expressly subject to the written consent of Firstar Funds, Inc.

     4. Indemnification. Assignor agrees that it will remain liable under the Contract for all obligations arising on or before the Effective Date and will indemnify and hold harmless Assignee from any such obligation.

     IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee as a sealed instrument as of the day and year first written above.


                              ASSIGNOR

                              FIRSTAR TRUST COMPANY


                              By:  /s/ Joseph D. Redwine
                                   Name:  Joseph D. Redwine
                                   Title: Senior Vice President



                              ASSIGNEE

                              FIRSTAR MUTUAL FUND SERVICES, LLC


                              By:  /s/ Joseph Neuberger
                                   Name:  Joseph C. Neuberger
                                   Title: Vice President